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                                                                      EXHIBIT 11


                           STATER BROS. HOLDINGS INC.
                    Calculation of Earnings Per Common Share
                                   (Unaudited)
          (In thousands, except number of shares and per share amounts)


                                                         13 Weeks Ended           39 Weeks Ended
                                                      ---------------------    --------------------
                                                      June 29,    June 28,     June 29,    June 28,
                                                        1997        1998         1997        1998
                                                      --------    --------     --------    --------
Net income (loss)                                     $  4,078    $ (1,185)      12,627    $  1,413

Less preferred dividends                                 1,816          --        5,448          --
                                                      --------    --------     --------    --------

Net income (loss) available to common shareholders    $  2,262    $ (1,185)    $  7,179    $  1,413
                                                      ========    ========     ========    ========

Earnings (loss) per common share                      $  45.24    $ (23.70)    $ 143.58    $  28.26
                                                      ========    ========     ========    ========

Average common shares outstanding                       50,000      50,000       50,000      50,000
                                                      ========    ========     ========    ========

Common shares outstanding at end of period              50,000      50,000       50,000      50,000
                                                      ========    ========     ========    ========



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